Exhibit 10.2

GUARDANT HEALTH, INC. 2018 INCENTIVE AWARD PLAN
GLOBAL STOCK OPTION GRANT NOTICE
Guardant Health, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Global Stock Option Grant Notice (the “Grant Notice”) subject to the terms and conditions of the 2018 Incentive Award Plan, as may be amended from time to time (the "Plan") and the Global Stock Option Agreement attached hereto as Exhibit A, including any additional terms and conditions set forth in any appendix for Participant's country (the "Appendix" and together with the Global Stock Option Agreement, the “Agreement”), each of which is incorporated herein by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.
Participant:
Grant Date:
Exercise Price per Share:
Shares Subject to the Option:
Final Expiration Date:
Vesting Commencement Date:
Vesting Schedule:
Type of Option:
By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

GUARDANT HEALTH, INC.		PARTICIPANT
By:
Name:	Terilyn Juarez Monroe	[Participant Name]
Title:	Chief People Officer

EXHIBIT A
TO GLOBAL STOCK OPTION GRANT NOTICE

GLOBAL STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Global Stock Option Agreement, including any additional terms and conditions for Participant's country set forth in the Appendix hereto (together, this "Agreement") shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
I.1Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the "Grant Date").
I.2Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.
PERIOD OF EXERCISABILITY
II.1Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines or provided in the Company’s Executive Severance Plan, as may be amended from time to time (including as may be amended following the Grant Date), the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of the Termination Date (as defined below) for any reason. For the avoidance of doubt, employment or other service during only a portion of the Vesting Schedule, but where Termination of Service has occurred prior to vesting, shall not entitle Participant to vest in a pro-rata portion of the Option.
II.2Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
II.3Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)The final expiration date in the Grant Notice;
(b)Except as the Administrator may otherwise approve, the expiration of three months from the Termination Date, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c)Except as the Administrator may otherwise approve, the expiration of one year from the Termination Date if the Termination of Service occurs by reason of Participant’s death or Disability; or
(d)Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.
As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or an Affiliate in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that Participant failed to substantially perform Participant’s duties (other than a failure resulting from Participant’s Disability); (B) the Administrator’s determination that Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or Participant’s immediate supervisor; (C) Participant’s conviction, plea of nolo contendere, or imposition of unadjudicated probation for any felony (or crime of similar magnitude under non-U.S. laws) or indictable offense or crime involving moral turpitude; (D) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while performing Participant’s duties and responsibilities for the Company or any of its Affiliates; or (E) Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Affiliates.
II.4Termination Date. For purposes of this Option, the Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider under the Plan, notwithstanding whether Participant may still be considered an Employee or Consultant under Applicable Laws. In particular, the Administrator may determine that Participant's Termination of Service is deemed to occur as of the date Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is rendering services or terms of Participant's employment or other service agreement, if any, without regard to any contractual notice period or any period of “garden leave” or similar period mandated under the Applicable Laws of the jurisdiction where Participant is rendering services or the terms of Participant’s employment or other service agreement, if any.
ARTICLE III.
EXERCISE OF OPTION
III.1Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary to the extent such designation has been permitted by the Administrator and is valid under Applicable Laws.
III.2Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
III.3Manner of Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised solely by delivery to the Company (or any third-party administrator designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3 hereof:
(a)A written notice of exercise in a form approved by the Administrator (which may be electronic), stating that the Option or a portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by Participant or other person then entitled to exercise the Option or such portion of the Option;
(b)The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, pursuant to Section 3.4 hereof;
(c)Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other Applicable Laws; and
(d)In the event the Option or portion thereof shall be exercised pursuant to Section 3.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
III.4Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant (subject to any Company insider trading policy, including blackout periods, and Applicable Laws):
(a)Cash or check payable to the order of the Company (or a third party designated by the Company);
(b) (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price, or (B) Participant’s delivery to the Company (or a third party designated by the Company) of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company (or a third party designated by the Company) cash or a check sufficient to pay the aggregate Exercise Price;
(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by Participant with a value equal to the aggregate Exercise Price, provided (A) such Shares, if acquired directly from the Company, were owned by Participant for a minimum time period that the Company may establish and (B) such Shares are not subject to repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at the aggregate Exercise Price; or
(e)to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration.
III.5Tax Withholding.

(a)
(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate which employs Participant or to which Participant otherwise renders services (the “Service Recipient”) the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)At the time Participant exercises his or her Option, in whole or in part, or at the time any other withholding event for Tax-Related Items occurs with respect to the Option, Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:
(i)withholding from Participant’s salary, wages, or any other amounts payable to Participant;
(ii)withholding Shares otherwise issuable to Participant upon the exercise of the Option, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such Share withholding procedure will be subject to the express prior approval of the Administrator;
(iii)instructing a broker on Participant’s behalf (pursuant to this authorization and without further consent) to sell Shares otherwise issuable to Participant upon exercise of the Option and to submit the proceeds of such sale to the Company; or
(iv)any other method determined by the Company to be permitted under the Plan and in compliance with Applicable Laws.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for Tax-Related Items.
(d)Participant agrees to pay the Company or the Service Recipient any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 3.5(b). The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the Option or the Shares subject to the Option.
ARTICLE IV.
OTHER PROVISIONS
IV.1Nature of Grant. By accepting the Option, Participant acknowledges, understands, and agrees that:
(e)the Plan is established voluntarily by the Company, and it is wholly discretionary in nature;
(f)the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(g)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(h)Participant is voluntarily participating in the Plan;
(i)this Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(j)this Option and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(k)the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;
(l)if the underlying Shares do not increase in value, this Option will have no value;
(m)if Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price per Share;
(n)no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any);
(o)unless otherwise agreed with the Company, this Option and the Shares subject to this Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;

(p)unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(q)neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of this Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
IV.2Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
IV.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or comparable non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
IV.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
IV.5Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to confirm to Applicable Laws.
I.1Governing Law and Venue. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state's choice-of-law principles requiring the application of a jurisdiction's laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
I.2Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
IV.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant

Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
IV.7Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
IV.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
IV.9Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
I.3Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or other service of the Company, the Service Recipient or any other Affiliate or interferes with or restricts in any way the rights of the Company, the Service Recipient and any other Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Service Recipient or another Affiliate and Participant.
I.4Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
IV.10Incentive Stock Options. If Participant is a U.S. taxpayer and the Option is designated as an Incentive Stock Option:
(a)Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b)Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
IV.11Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.
IV.12Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
IV.13Appendix. Notwithstanding any provisions in this Agreement, this Option shall be subject to any additional terms and conditions set forth in any Appendix to this Global Stock Option Agreement for the Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
IV.14Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., this Option) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.
IV.15Foreign Asset/Account, Exchange Control and Tax Reporting. Participant acknowledges that Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

APPENDIX
TO
GLOBAL STOCK OPTION AGREEMENT
Guardant Health, Inc.
2018 Incentive Award Plan

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Stock Option Agreement (the “Option Agreement”) and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern this Option if Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of May 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Participant exercises this Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to Participant in the same manner.

Data Privacy Provisions Applicable to all Non-U.S. Participants

(a)Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. and certain of its affiliated companies (“Schwab”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Where required, the legal basis for the transfer of Data to Schwab is Participant’s consent. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with Schwab, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers, including Schwab are based in the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. Where required, the legal basis for the transfer of Data to these recipients is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with Applicable Law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond Participant’s period of employment or other service with the Service Recipient.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a voluntary basis. Participant understands that Participant may request to stop the transfer and processing of Participant’s Data for purposes of Participant’s participation in the Plan and that Participant’s compensation from or employment relationship with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow Participant to participate in the Plan. Participant understands that Participant’s Data will still be processed in relation to Participant’s employment or service and for record-keeping purposes.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact Participant’s local human resources representative.
CANADA

Terms and Conditions
The following provisions will apply if Participant is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressemente souhaité que la convention [Agreement], ainsi que de tous les documents, avis donnés et procédures judiciaries executés donnés ou intentés en vertu de, ou lié, directement ou indirectement, relativement à la présente convention, so ient rediges en langue anglaise.
Data Privacy. The following provision supplements the Data Privacy provisions applicable to all non-U.S. Participants set forth above:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and any Affiliate o to disclose and discuss such information with their advisors. Participant further authorizes the Company or any Affiliate to record such information and to keep such information in the Participant’s employment file.
Notifications
Securities Law Information. The sale or other disposal of Shares acquired under the Plan will take place only outside of Canada through the facilities of the stock exchange on which the Shares are listed (i.e., the Nasdaq Stock Market).
FRANCE

Terms and Conditions

Language Consent. By accepting this Option, Participant confirms having read and understood the Plan and Agreement which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information. This Option is not intended to qualify for special tax or social security treatment in France.

GERMANY

Notifications
Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities

(including proceeds realized upon the sale of Shares or any dividends), the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 4.1 of the Option Agreement:
By accepting this grant of Options, Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to Service Providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate, other than to the extent set forth in this Agreement. Consequently, Participant understands that the Options are granted on the assumption and condition that the Options and any Shares acquired at exercise are not part of any employment or other service agreement, and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant of Options would not be made but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of or right to the Options shall be null and void.
Further, Participant understands that Participant will not be entitled to continue vesting in any Option grant upon a Termination of Service. This will be the case, for example, even in the event of Participant Termination of Service by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjusted or recognized to be without cause, individual or collective dismissal or objective grounds, whether adjudged or recognized to be without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges that Participant has read and specifically accepts the conditions referred to in Section 4.1 of the Option Agreement.
Notifications
Securities Law Information. The Option described in the Agreement does not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economics and Competitiveness. Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
In addition, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to Participant by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million.

SWITZERLAND
Notifications

Securities Law Information. The Option is not intended to be publicly offered in or from Switzerland. Because it is considered a private offering, it is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a Service Provider; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED KINGDOM

Terms and Conditions

Tax Withholding. The following provisions supplement Section 3.5 of the Option Agreement:

Without limitation to Section 3.5 of the Option Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), Participant understands that he or she may not be able to indemnify the Company or the Service Recipient for the amount of Tax-Related Items not collected from or paid by Participant because the indemnification could be considered to be a loan. In this case, any income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Service Recipient (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Service Recipient may recover from Participant by any of the means referred to in Section 3.5 of the Option Agreement.